Exhibit 4.2

LINCOLN NATIONAL CORPORATION

9 1/8% Debenture due October 1, 2024

[Registered] No. R-1	CUSIP 534187AG4 U.S. $150,000,000

Unless this Debenture is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company (as defined below) or its agent for registration of transfer, exchange, or payment, and any Debenture issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

     Lincoln National Corporation, a corporation organized and existing under the laws of the State of Indiana (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of One Hundred Fifty Million Dollars ($150,000,000) on October 1, 2024 and to pay interest thereon from October 1, 1994 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on April 1 and October 1, in each year, commencing on April 1, 1995, at the rate of 9 1/8% per annum until the principal hereof is paid or such payment is duly provided for. The interest so payable and punctually paid or duly provided for on any interest payment date will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered at the close of business on the next preceding March 15 and September 15, respectively (each respectively a “Record Date”), subject to certain exceptions as provided in the Indenture. Payment of the principal of, premium, if any, and interest on, this Debenture will be made at the designated office or agency of the Company maintained for such purpose in The City of New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt or, at the option of the Company, interest so payable may be paid by check to the order of said Holder mailed to his address appearing on the Security Register. Any interest not so punctually paid or duly provided for shall be payable as provided in the Indenture. Interest on this Debenture will be computed on the basis of a 360-day year of twelve 30- day months.

     Reference is hereby made to the further provisions of this Debenture set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, Lincoln National Corporation has caused this instrument to be duly executed under its corporate seal.

LINCOLN NATIONAL CORPORATION
By:	/s/ Max Roesler

	Title:	Vice President

Attest:
/s/ C. Suzanne Womack
Secretary
Dated: October 6, 1994

Trustee’s Certificate of Authentication

     This is one the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee
By:	/s/ Alfia Monestra
Authorized Signatory

[Reverse of Debenture]

     This Debenture is one of a duly authorized issue of Securities of the Company of a series hereinafter specified, all issued and to be issued under an Indenture dated as of September 15, 1994 (herein called the “Indenture”), between the Company and The Bank of New York, as Trustee (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holder of the Securities and the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, the terms of which different series may vary as provided in the Indenture. This Debenture is one of a series of the Securities of the Company designated as its 9 1/8% Debentures due October 1, 2024 (herein called the “Debentures”), limited in aggregate principal amount to $200,000,000, except as otherwise provided in the Indenture.

     The Company may not redeem any Debentures prior to October 1, 2004. The Debentures may be redeemed, as a whole or in part, at the election of the Company at any time on or after October 1, 2004, at the following redemption prices (expressed as percentages of the principal amount) during the 12-month period beginning October 1 of the years indicated,

Redemption
Year	Price
2004	104.3325%
2005	103.8992
2006	103.4660
2007	103.0327
2008	102.5995
2009	102.1662
2010	101.7330
2011	101.2997
2012	100.8665
2013	100.4332

and thereafter at a redemption price equal to 100% of the principal amount, together in each case, with accrued interest on the principal amount (except if the date of redemption is a scheduled payment date) to the date of redemption. Partial redemption must be in an amount not less than $1,000,000 aggregate principal amount of the Debentures.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Debentures to be redeemed at his registered address. Debentures in denominations larger than the smallest authorized denomination may be redeemed in part. On and after the redemption date, interest ceases to accrue on the Debentures or portions of them called for redemption.

     The Debentures are not entitled to any sinking fund. If an Event of Default shall occur with respect to the Debentures, the principal of the Debentures may be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture contains provisions for defeasance at any time of the Debentures, upon which the Company, at its option, shall be deemed to have been Discharged from its obligations with respect to the Debentures or shall cease to be under any obligation to comply with certain restrictive covenants of the Indenture.

     Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Outstanding Securities affected by such amendment or supplement voting as one class. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Debentures to, among other things, cure any ambiguity, defect or inconsistency. Subject to certain exceptions, any past default or Event of Default may be waived by the Holders of at least a majority in principal amount of the Outstanding Securities of any series affected on behalf of the Holders of the Securities of that series or the Holders of at least a majority in principal amount of all the Outstanding Securities voting as one class. Any such consent or waiver by the Holder of this Debenture shall be conclusive and binding upon such Holder and upon all future Holders of this Debenture and of any Debenture issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Debenture or upon any Debenture issued upon the transfer hereof or in exchange herefor or in lieu hereof.

     No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on, this Debenture at the times, place, and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable on the Security Register of the Company, upon surrender of this Debenture for transfer at the office or agency of the Company in The City of New York, New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. The Registrar need not register the transfer of any Debenture selected for redemption or register the transfer of any Debenture for a period of 15 days before a selection of Debentures to be redeemed.

     The Debentures are issuable in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is exchangeable for a like aggregate principal amount of Debentures of different authorized denominations as requested by the Holder surrendering the same. The Registrar need not exchange any Debenture selected for redemption or exchange any Debenture for a period of 15 days before selection of Debentures to be redeemed.

     No service charge will be made for any such transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Debenture is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Debenture be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     No recourse shall be had for the payment of the principal of, premium, if any, or the interest on, this Debenture or for any claim based hereon or otherwise in any manner in respect hereof, or in respect of the Indenture, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or of any predecessor or successor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

     All capitalized terms used in this Debenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.